Consent of Independent Auditors


The Board of Directors
Delta Petroleum Corporation:


We consent to the incorporation by reference in Amendment No. 2 to the registration statement on Form S-3 (No. 33-91452) of Delta Petroleum Corporation of our report dated September 16, 1997 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the June 30, 1997 Annual Report on Form 10-KSB of Delta Petroleum Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


                                            s/KPMG Peat Marwick LLP
                                             KPMG Peat Marwick LLP


Denver, Colorado
October 20, 1997